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                                                                     EXHIBIT 1.1

                           ARTICLES OF ASSOCIATION OF
                           ALLIANZ AKTIENGESELLSCHAFT
                            VERSION DATED JUNE 2003

DISCLAIMER:

NON-BINDING ENGLISH TRANSLATION FROM THE GERMAN; FOR DISCUSSION ONLY. ONLY THE GERMAN TEXT IS LEGALLY BINDING.

                             1  GENERAL PROVISIONS

ARTICLE 1

     1 The Company's name is Allianz Aktiengesellschaft with registered offices in Munich.

     2 The purpose of the Company is the direction of an international group of companies, which are active in the areas of insurance, banking, asset management and other financial, consulting and similar services. The company holds interests in insurance companies, banks, industrial companies, investment companies and other enterprises.

     As a reinsurer, the Company primarily assumes insurance business from its Group companies and other companies in which the Company holds direct or indirect interests.

     3 The Company is authorised to transact any business and to take any measures which seem appropriate to serve the Company's object. It may form and acquire companies and acquire interests in companies as well as manage companies, or it may confine itself to managing its interests. Within the framework of its object, the Company is authorised to raise loans and to issue bonds.

     4 Public announcements shall be published in the electronical "Bundesanzeiger" (German Federal Gazette).

     5  The financial year shall correspond to the calendar year.

ARTICLE 2

     1 The capital stock amounts to E982,408,000. It is sub-divided into 383,753,125 no-par shares. Each no-par share shall be entitled to one vote. The shares issued in 2003 are entitled to dividend as from the beginning of the respective year.

     2 The shares are registered and can only be transferred with the approval of the Company. Approval duly applied for will only be withheld if the Company deems this to be necessary in the interest of the Company on exceptional grounds; such grounds shall be made known to the applicant.

     3 The Board of Management is authorised, upon the approval of the Supervisory Board, to increase the capital stock of the Company on one or more occasions on or before 28 April 2008 by up to E300,000,000 in the aggregate by issuing new registered no-par shares against contributions in cash or in kind (Authorised Capital 2003/II). The Board of Management is authorised, upon the approval of the Supervisory Board, to exclude shareholders' pre-emptive rights with respect to shares issued against contributions in kind. Whenever shares are issued against contributions in cash, the shareholders shall retain their pre-emptive rights. The Board of Management is nevertheless authorised, upon the approval of the Supervisory Board, to exclude fractional amounts from the shareholders' pre-emptive rights. The Board of Management is further authorised, upon the approval of the Supervisory Board, to exclude shareholders'
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pre-emptive rights in the case of a capital increase against contributions in cash if the issue price is not materially lower than the market price. This authorisation, however, shall apply only to the extent that the number of shares issued without pre-emptive rights -- in a manner consistent with the fourth sentence of Sec. 186 (3) of the German Stock Corporation Act -- does not exceed a total of 10% of the capital stock existing either at the time this authorisation becomes effective or at the time it is exercised. In determining this 10% limit, the sale of treasury shares must be included to the extent that this sale is made pursuant to an authorisation that excludes pre-emptive rights in a manner consistent with the fourth sentence of Sec. 186 (3) of the German Stock Corporation Act and that is valid and existing at the time this authorisation becomes effective or that is replaced by a subsequent authorisation. Furthermore, in determining this 10% limit, all shares must be included that are issued to meet obligations arising from bonds carrying conversion and/or other option rights or conversion obligations, to the extent that these bonds have been issued pursuant to an authorisation that excludes pre-emptive rights in a manner consistent with the fourth sentence of Sec. 186
(3) of the German Stock Corporation Act and that is either valid and existing at the time this authorisation becomes effective or that is replaced by a subsequent authorisation.

     The Board of Management is authorised, upon the approval of the Supervisory Board, to determine additional rights of the shares and the conditions of their issuance.

     4 The Board of Management shall be authorised to increase the capital stock of the Company on one or more occasions until 10 July 2006 by up to E7,841,187.84 in the aggregate, upon the approval of the Supervisory Board, by issuing new registered no-par shares against contributions in cash (Authorised Capital 2001/II). The Board of Management shall be authorised, upon the approval of the Supervisory Board, to exclude shareholders' subscription rights in order to issue shares to the employees of Allianz AG and its group companies. The Board of Management shall be further authorised to exclude, upon the approval of the Supervisory Board, fractional amounts from the shareholders' subscription rights.

     The Board of Management shall be authorised to determine additional rights of the shares as well as additional conditions of their issuance, upon the approval of the Supervisory Board.

     5 The Board of Management is authorised to increase the capital stock of the Company on one or more occasions on or before 28 April 2008 by up to E10,000,000 in the aggregate, upon the approval of the Supervisory Board, by issuing new registered no-par shares against contribution in cash (Authorised Capital 2003/I). The Board of Management is authorised, upon the approval of the Supervisory Board, to exclude shareholders' pre-emptive rights in the case of a capital increase against contributions in cash in order to grant pre-emptive rights on new shares to holders of bonds issued by Allianz AG or its Group companies that carry conversion and/or option rights or conversion obligations to such an extent as such holders would be entitled after having exercised their conversion or option rights or after any conversion obligations have been fulfilled. Furthermore, the Board of Management is authorised, upon the approval of the Supervisory Board, to exclude fractional amounts from the shareholders' pre-emptive rights.

     The Board of Management is authorised, upon the approval of the Supervisory Board, to determine additional rights of the shares and the conditions of their issuance.

     6 The capital stock is conditionally increased by up to E50,000,000 divided up into up to 19,531,250 no-par shares (Conditional Capital 2001). The conditional capital increase will be carried out only to the extent that the holders of convertible bonds or bonds with warrants -- issued by Allianz AG or companies in which it holds a direct or indirect controlling interest against payment in cash pursuant to an authorisation approved by the General Meeting on 11 July 2001 for the period up to 10 July 2006 -- exercise their conversion and/or option rights, or to the extent that the holders of mandatory convertible bonds -- issued by Allianz AG or companies in which it holds a direct or indirect controlling interest against payment in cash
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pursuant to an authorisation approved by the General Meeting on 11 July 2001 for the period up to 10 July 2006 -- fulfil their conversion obligation, and in so far as no treasury shares are delivered to the holders of bonds.

     The new shares are entitled to receive dividend payments from the start of the fiscal year in which they are issued due to the exercise of conversion and/or option rights or the fulfilment of the mandatory conversion.

     7 If the capital stock is increased, the entitlement to a dividend of new shares can be determined contrary to Sec. 60 (2) of the German Stock Corporation Act.

ARTICLE 3

     1 The shareholders shall not have the right to receive share certificates unless it is necessary pursuant to the rules applicable to a stock exchange where the shares are listed.

     2 Profit participation certificates and renewal certificates will be issued to the bearer.

                           2  THE BOARD OF MANAGEMENT

ARTICLE 4

     1 The Board of Management shall consist of at least two persons. Otherwise the number of the members of the Board of Management shall be determined by the Supervisory Board.

     2 Two members of the Board of Management or one member of the Board of Management jointly with an executive vested with general power of attorney under German Law (Prokura) shall be entitled to represent the Company.

     3 The Board of Management's disposition of the shares which the Company holds in Allianz Versicherungs-AG, Munich, and the granting of subscription rights for the latter's shares are subject to approval of the General Meeting of Allianz AG. This does not apply if the acquirer is a member company of the Group.

                            3  THE SUPERVISORY BOARD

ARTICLE 5

     The Supervisory Board shall consist of twenty members, of whom ten shall be elected by the shareholders and ten by the employees.

ARTICLE 6

     1 The regular term of office for members of the Supervisory Board is five years. The term of office shall expire at the close of the General Meeting which resolves on the ratification of actions in respect of the fourth financial year after the beginning of the term of office, not counting the financial year in which the term of office begins.

     2 The members and substitute members of the Supervisory Board may resign from office at anytime by submitting written declaration to the Board of Management of the Company.

     3 In the event of a member withdrawing from the Supervisory Board before the end of the term of office without a substitute member taking his place, a successor shall be elected only for the remaining term of office of the withdrawing member.

ARTICLE 7

     1 The Supervisory Board shall elect one of its members as Chairman and one or more Deputy Chairmen for a period corresponding to their term of office on the Supervisory Board.
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     2  The Chairman of the Supervisory Board having been elected, the
Supervisory Board shall constitute a quorum if all members have been invited or requested to cast a vote and if either ten members, including the Chairman, or else fifteen members participate in the voting.

ARTICLE 8

     The Supervisory Board may alter the wording of the Articles of Association.

ARTICLE 9

     1 Each member of the Supervisory Board will receive an annual fixed remuneration of E4,000 and, in addition, a remuneration of E500 for every cent by which the dividend per share declared by the Annual General Meeting exceeds the amount of 15 cent.

     2 The Chairman of the Supervisory Board will receive double, and each Vice Chairman one-and-one-half times, the remuneration according to par. 1. Each member of a Supervisory Board committee, except for the mediation committee according to Sec. 27 par. 3 of the Co-Determination Act and the audit committee, will receive an additional 25% of the remuneration formed according to par. 1, while the chairmen of these committees will receive an additional 50%. Members of the audit committee will receive an additional annual fixed remuneration of E30,000, while the chairman will receive an additional E45,000. Supervisory Board members who served for only part of the fiscal year shall receive one twelfth of the annual remuneration for each initiated month of service. This applies in the same manner to members of Supervisory Board committees. The total annual remuneration of a member of the Supervisory Board shall not exceed double, and the remuneration of the Chairman of the Supervisory Board shall not exceed triple, the remuneration according to par. 1.

     3 The Company reimburses the members of the Supervisory Board for their out-of-pocket expenses and for the VAT payable on these salaries. The Company provides insurance coverage and technical support to the Supervisory Board members to the extent reasonably adequate to carry out the Supervisory Board duties.

     4 For the time period until the Annual General Meeting in 2003, the remuneration of the members of the Supervisory Board will be calculated according to the provisions of the Articles of Association governing at that time.

                             4  THE GENERAL MEETING

ARTICLE 10

     1 The Regular General Meeting shall be held within the first fourteen months following the end of the financial year.

     2 Notice of participation at each General Meeting must be submitted to the Board of Management no later than on the last day of the statutory notification period unless the Board of Management determines a later deadline for notification. The deadline shall be published together with the notice convening the General Meeting in the company's designated journals.

     3 Shareholders shall be entitled to participate and to vote in the General Meeting if they have provided notice of their participation in due time and if their respective shares are registered in the share register.

     4 The voting right may be exercised by a representative. Proxies which the shareholders delivers to the Company or to persons appointed by the Company can be granted by electronic means as further designated by the Company. The details on granting these proxies will be announced in the company's designated journals along with the notice of the General Meeting.
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     5  The persons entitled to participate shall be provided with admission cards and ballot papers.

ARTICLE 11

     1 The General Meeting shall be presided over by the Chairman of the Supervisory Board or, if he is unable to attend, by another member of the Supervisory Board to be appointed by the Supervisory Board.

     2 The members of the Board of Management and the Supervisory Board shall attend the Annual General Meeting in person. Members of the Supervisory Board, who cannot attend the Annual General Meeting due to an important reason or who are not able to complete the round trip to and from the premises of the Annual General Meeting within one day, can participate by means of audio and visual transmission.

     3 If the invitation to the General Meeting so stipulates, the Chairman of the General Meeting may permit the audiovisual transmission of the General Meeting by electronic means to be further specified by him.

     4 The voting procedure shall be determined by the person presiding over the meeting. This person may determine an alternative sequence of discussion of items.

     5 Resolutions of the General Meeting shall be passed by a simple majority of the votes cast, provided there is no compulsory legal provision to another effect. This shall apply also to resolutions on the admission of non-group shareholders to Allianz Versicherungs-AG under Article 4, Section 3 of the Articles of Association.

     As far as the law requires a capital majority in addition to a majority of votes, a simple majority of the capital stock represented at the time the resolution is passed shall be sufficient, to the extent that this is legally admissible.

         5  ANNUAL FINANCIAL STATEMENTS, APPROPRIATION OF NET EARNINGS

ARTICLE 12

     The Board of Management shall prepare the Annual Financial Statements (Balance Sheet, the Profit and Loss Statement and Notes) and the Management Report, as well as the Consolidated Financial Statements and the Management Report for the Group, and submit these to the Supervisory Board and to the Auditor within the time prescribed by law.

ARTICLE 13

     In adopting the Annual Accounts, the Board of Management and the Supervisory Board may transfer more than one half of the annual net profit to revenue reserves, until one half of the capital stock is attained.

ARTICLE 14

     To the extent the Company has issued participation rights and such rights entitle the bearer to a claim in a share of the retained earnings of the Company, a claim by the shareholders to such share of the retained earnings shall be excluded.

ARTICLE 15

     The Annual General Meeting shall adopt a resolution on the appropriation of net earnings. The distribution may be a dividend in kind instead of, or in addition to, a cash dividend.